Exhibit 99.1

New York City REIT, Inc (NYSE: NYC) Listing Announcement Call

Executives

Michael Weil - President & CEO

Christopher Masterson – CFO

Operator

Good afternoon and welcome to the New York City REIT Listing Announcement Call. [Operator Instructions]. I would now like to turn the conference over to [Louisa Quarto, Executive Vice President]. Please go ahead.

[Louisa]

Thank you, operator. Good afternoon everyone and thank you for joining us for this call regarding New York City REIT’s listing on the NYSE. This event is being recorded and contains forward-looking statements that are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from these forward-looking statements. We refer you to our SEC filings including the Form 10-K filed for the year ended December 31, 2019 filed on March 19, 2020 and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

During today's call, we will discuss non-GAAP financial measures of New York City REIT. These measures and information should not be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. NYC has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of its first quarter 2020 investor presentation and as part of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (both available on NYC’s website at www.newyorkcityREIT.com). Please also refer to the presentation for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

You may submit questions during today’s webcast by typing them in to the box in the lower right section of the screen. If you have questions after the webcast you ,ay reach a member of our investor services team by sending an e-mail to info@ar-global.com Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.newyorkcityreit.com.

I would now like to turn the call over to Michael Weil, Chief Executive Officer of New York City REIT. Please go ahead.

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[Slide 1 – Listing Detail]

Mike Weil

Thanks, Louisa. Good afternoon and thank you for joining us to discuss New York City REIT’s anticipated listing on the New York Stock Exchange on or about August 18, 2020 under the ticker NYC. We are extremely excited about the opportunity that this listing brings to continue to grow the company and drive shareholder value. We believe NYC will be well positioned as a publicly traded company:

-	We will have access to capital markets and benefit from what we believe will be a lower cost of capital
-	We will be the leading “pure play” publicly traded REIT focused on New York City real estate
-	We will be able to capitalize on attractive acquisition opportunities resulting from short-term market dislocation
-	And over time, we anticipate NYC’s high-quality portfolio and growth potential will be attractive to institutional and other smart investors.

We’re excited for this next phase and hope you see the enhanced value New York City REIT can generate as a publicly traded company.

Now turning to the Listing Overview on Slide 1, you can see additional details regarding the Listing:

-	Prior to the listing, we will complete an effective 2.43:1 stock split that will reduce the number of shares outstanding and proportionally increase the value of each remaining share.
-	On the listing date, 25% of NYC’s common stock will be listed and freely tradeable
o	Every 120 days after the listing, an additional 25% of NYC’s stock will convert into Class A common stock, concluding with all shares listed and freely tradeable within 360 days
-	The current shareholders will dictate the price at which NYC begins to trade, as new shareholders will only be able to buy NYC shares at the price the current shareholders are willing to sell at
-	After the completion of the reverse split, the board anticipates declaring a quarterly dividend of $0.10 per share, or $0.40 per share annually
-	The board also authorized consideration of a share buyback program of up to $100 million over a long-term period that we may elect to implement.

[Slide 2 – Investment Highlights]

We remain confident about our business model and the opportunities to grow the portfolio and build shareholder value. Our team has created an $863 million portfolio that is diversified across eight high-quality office and retail condominium assets primarily located in Manhattan. Our portfolio occupancy was 89% as of March 31, 2020 which provides room for rent growth. The long-dated leases have a weighted-average remaining lease term of 6.8 years, providing stability to our occupancy. The tenants at our properties feature a balance of large, investment grade corporate tenants including City National Bank, CVS, TD Bank and government agencies. In fact, as of March 31st, NYC’s top 10 tenants were 68% investment grade rated, increasing the quality and stability of earnings in our portfolio.

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We believe that NYC brings to the market a unique investment thesis and will be the only pure-play publicly traded REIT focused on Manhattan office real estate. We believe that the market is experiencing, or is likely to soon experience, short-term dislocation that could offer opportunities to acquire high quality assets at discounted prices. Over the long term, we see New York City as an enduring center of global commerce, with an emerging technology sector that will help continue growth over the next decade.

As an operator, we have a significant track record of portfolio growth through active leasing initiatives. Since the end of 2014, portfolio occupancy has increased from 75% to 89% through new leases and the negotiation with existing tenants for extensions and expansions. At 9 Times Square we acquired the building at 56% occupancy and, while embarking on a major reimagining of the lobby and retail spaces, have grown occupancy to 86%. More recently, this month we executed an early 10-year lease extension with City National Bank, increasing the remaining lease term from 3.2 to 13.2 years and increasing the expected gross rent over the term of the lease by $44 million. All of these successes have resulted from our active approach to asset management and engagement with our tenants.

NYC also maintains a conservative balance sheet, with no debt maturities within the next three years and net leverage at 41%, leaving room for potential portfolio growth. The debt that the company has is locked-in, long-term mortgage debt with a weighted-average effective interest rate of 4.35% and a weighted average remaining debt term of almost seven years.

Finally, our management team has significant public REIT market experience and operates within a structure that fully aligns interests with stockholders and that is designed to reward strong operational performance. As a team along with the board of directors, we believe that now is an opportune time for NYC to pursue this listing and the next phase of the Company’s life.

[Slide 3 – Best In Class Portfolio]

We believe that NYC has a world-class portfolio that is concentrated in Manhattan, but comprised of a diversified tenant base, of which many of the largest are investment grade. The limited near-term lease expirations and long weighted-average remaining lease term provide the portfolio with stability and the 89% occupancy rate leaves room for continued growth of annualized straight-line rent, which was $62.6 million as of March 31, 2020.

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[Slide 4 – Leading New York City Market Position]

NYC compares well with its peers who have significant exposure to Manhattan real estate, including Empire State Realty Trust, SL Green, Paramount Group and Vornado. A full 99% of NYC’s portfolio annual base rent comes from Manhattan office and retail which leads the group. Excluding the retail component, 76% of NYC’s portfolio is Manhattan office, in line with our peers and the segment we are focused on continuing to grow in the future.

[Slide 5 – Well-Positioned Compared to Peers]

Turning to slide 5 you can see a visual representation of the quality of NYC’s portfolio. NYC has recorded strong revenue growth with a compound annual growth rate of 43%, far in excess of our peers. Our portfolio also features less near-term rent expiration than our peers, with 55% of our rent scheduled to expire through 2027, up to 8% less than some of our peers. Providing further stability is the fact that 37% of NYC’s rent comes from tenants operating in industries with stable employment per the US Bureau of Labor Statistics. Finally, NYC’s Top 10 tenants are 68% investment grade or implied investment grade.

[Slide 6 – Robust New York City Leasing Environment]

NYC is highly confident in the long-term Manhattan office market trends which continue to be supported through the second quarter of 2020 by large lease transactions by the world’s largest tech firms. Two recent quotes from the CEO’s of Google and Microsoft support this view.

In 2019, large transactions in Midtown drove average asking rents for office space to yet another multi-year high. Midtown South had its best leasing year ever, adding seven million square feet of leases while Downtown added 7.3 million square feet, the best year in that sub-market since 2000. Since 2010, Manhattan asking rents have increased by an average of 5.8% annually. Collectively, Manhattan topped all US cities in leasing activity in 2019 led by million square foot plus leases with Google and Facebook.

The tech trend continued in 2020, with TikTok, Twitch and Match Group completing new leases in the second quarter. While we won’t make any predictions about when it will happen, we are confident that business will resume as normal in New York City and the rest of the country as authorities and medical experts chart a course through the current pandemic. When they do, we believe that demand for office space in New York City will remain high and we will be prepared to work with current and future tenants to conform space at our properties to provide safe environments for their employees and customers.

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[Slide 7 – Resiliency of the New York City Market]

As not only long-time owners but also long-time tenants in Manhattan we believe that New York City is one of the very few irreplaceable cities on the globe. In 2019, New York City’s workforce output nearly $1.8 trillion of GDP, outpacing that of any other city in the world. A highly productive workforce creates consistent demand for office, retail and support space and the confined footprint in Manhattan, in particular, generates the conditions for consistently increasing rent in the long term. New York City has shown the ability to weather short-term adverse events time and again, and we believe that there will be a relatively aggressive recovery from the effects of the current health crisis.

[Slide 8 – Scalable Operating Platform]

NYC has delivered steady revenue growth since 2014 through acquisitions, aggressive leasing efforts and tenant expansion projects based on good relationships we’ve developed over time. Total portfolio occupancy has increased from 75.5% in Q4’14 to over 89% in Q1’20, with annual leasing activity continuing to grow along the way. In the last two years we completed 38 new and replacement leases, resulting in a significant remaining lease term of nearly seven years. Most recently, in July of this summer, we executed an early lease extension with City National Bank, one of our largest tenants, adding ten years and $44 million of gross rent to their existing lease.

[Slide 9 – Second Quarter Cash Rent Collection]

Throughout the COVID-19 crisis we have provided updates on rent collection at our properties. Over 83% of second quarter Cash Rent has been collected, with an additional 15% subject to an approved agreement or currently under negotiation. 86% of the rent receivable from our Top 10 tenants has been collected. These results are very good considering our exposure to Manhattan and the slow reopening of New York City and were only achievable through our good relationships with tenants and the hard work of our team.

[Slide 10 - Conservative Capital Structure]

The capital structure we’ve carefully crafted provides support for future growth. Our net leverage of 41% is less than many of our peers. Combined with the listing, we believe that NYC will be able to take advantage of a lower cost of capital to capitalize on short-term market dislocation and grow our New York City portfolio.

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[Slide 11 – Title Slide - Real Estate Portfolio Highlights]

[Slide 12 – Property Summary]

NYC’s portfolio is diversified across eight mixed-use office and retail condominium buildings primarily located in Manhattan, as illustrated here. As of March 31, 2020 this portfolio was 89% occupied with 6.8 years of remaining lease term.

[Slide 13 – Top 10 Tenants]

NYC’s top 10 tenants are 68% investment grade or implied investment grade and feature a balance of large corporate tenants including City National Bank, CVS and government agencies, as detailed here.

Our single largest tenant, City National Bank occupies 3% of our portfolio square footage and represents just under 7% of our straight-line rent. In July 2020 we negotiated a major lease extension bringing the remaining lease term up to 13 years and locking in almost $44 million in additional gross rent.

Other top tenants include Knotel, CVS, GSA and I love NY Gifts.

[Slide 14 – Case Study 9 Times Square]

I Love NY Gifts is the major retail tenant at 9 Times Square, a property we purchased in 2014 with occupancy of 55.7%. We developed a robust strategy to lease-up and enhance the property, which as of March 31, 2020 was 85.8% occupied. Since Q4'14, Annualized Straight-Line Rent Increased from $4 million to $10 million. In 2017, NYC executed a new lease with Knotel for over 26,000 square feet, significantly improving occupancy. A year later, Knotel came back to us and expanded their lease by 8,800 feet, adding an additional half-million of annualized straight-line rent. Beyond just leasing we’ve made major enhancements to the lobby and interior of the building, while also increasing and updating the outdoor signage that makes this property a true Times Square building.

[Slide 15 – Case Study City National Bank]

As we mentioned earlier, NYC recently executed an attractive, early, 10-year lease extension with City National Bank, or “CNB”, the anchor tenant at 1140 Avenue of the Americas and a subsidiary of the Royal Bank of Canada. CNB is the 36th largest bank in the United States and has been in business for 65 years. The early 10-year lease extension cements the long-term value of 1140 Avenue of the Americas with a strong, investment-grade rated tenant.

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These two case studies are illustrative of the ways in which NYC seeks to create value for stockholders, through diligent, hard work in the case of 9 Times Square and through developing strong relationships with tenants such as City National Bank. We believe this is part of the unique value proposition that NYC is bringing to the traded REIT market.

I’d like turn it over to Chris Masterson to go over some of NYC’s financial highlights and discuss the reinstated dividend. Chris?

[Slide 16– Title Slide - Financial Highlights]

[Slide 17 - Capital Structure and Q1 ’20 Results]

Christopher Masterson

Thanks Mike. NYC has constructed a conservative balance sheet along with a high-quality portfolio. New York City REIT’s total real estate at cost stood at $863 million, which consists of the eight properties that the Company owns. As of March 31, 2020, NYCR’s cash and cash equivalents balance was $53 million. We also had six loans outstanding at seven properties with a combined gross balance of $405 million. The company’s net leverage was 41%, with a weighted average effective interest rate of 4.4%.

Revenue from tenants was $17.5 million and Cash NOI was $8.4 Million. Approximately 14% of our debt matures in the next five years, there rest matures in 2026 and beyond.

The board of Directors have authorized an annual dividend on the Company’s common stock of $.40 per share (post-reverse split), to be paid on a quarterly basis. We expect that the first distribution will be declared and paid for the period between the listing and the end of the third quarter on October 1st and paid in mid-October.

The new dividend will align NYC’s payout ratio with other publicly traded REITs and was set at a rate that we expect to be supported by the current portfolio, laying the groundwork for potential growth alongside the portfolio. The listing is expected to provide NYC with lower cost of capital opportunities to potentially capitalize on short-term market dislocation of New York City real estate. Additionally, we believe that NYC will attract new investors through potential index inclusions and through engagement with the analyst and institutional investor communities.

[Slide 18 – NAV after Reverse Split]

As part of the listing, the board of directors also approved a reverse-split for NYC’s stock. The effective 2.43 to 1 reverse split will reduce the number of shares of NYC outstanding and will also increase the current estimated Net Asset Value, or NAV, of NYC’s stock to $49.23 so that the total value, based on NAV, of an individual’s NYC shares will not change. An analysis of the per-share effect of the reverse split is presented here. Please note that the current NAV and estimated real estate values were determined based in part on appraisals conducted by Duff & Phelps, an independent third-party valuation firm, as of June 30, 2019 and have not been updated since then. The estimate is also subject to caveats and limitations that we have previously discussed and disclosed.

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We will not conduct another NAV estimation for NYC and, once the listing occurs, the trading price for NYC shares will serve as the per share value presented on client account statements.

I’ll turn it back to Mike to discuss Index Inclusions and take us through the rest of the deck.

[Slide 19 –Impact of Potential Index Inclusions]

Mike Weil

Thanks, Chris.

In previous non-traded listings, the REITs enjoyed substantial inflows after being included in certain widely held indexes including the MSCI US REIT index (“RMZ”) and the Russell 2000 and Russell 3000 index. There can be no guarantee of inclusion but, based on the timing of our listing and the traditional inclusion schedule, there is a possibility that NYC will be added to one or more indexes within six months of the listing.

[Slide 20 –Title Slide – Management and Board of Directors]

[Slide 21 – Experienced Management]

Our management team, outlined here, remains dedicated to growing and improving our company. We are confident that we have the experience and breadth of personnel to cover all facets of our business from acquisitions, leasing, and capital markets to ultimately deliver value for our shareholders.

[Slide 22 – Board of Directors]

Our majority independent Board of Directors and the adoption of a series of best practices provide a foundation for strong corporate governance. We have included our Board here because we think it is important to acknowledge that the engagement of SunTrust as financial advisor and the pursuit of this listing event was approved by the independent board members.

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[Slide 23 – Fully Aligned Management Structure]

NYC’s board has worked to ensure that the external management contract is aligned with the performance of the REIT. Much of the compensation structure is based on operational outperformance and encourages operational efficiencies, providing a win-win for shareholders and management. You can see some of the key terms of the management agreement here, but perhaps the most important compensation terms are the transactional fees that have been eliminated. This includes zero acquisition fees, zero disposition fees and zero financing fees. Management is encouraged to grow, but not churn, the portfolio and provide Core Earnings to the shareholders.

Before we start taking questions we wanted to let you know that this presentation, as well as many other useful references related to the listing are available on NYC’s listing website at www.newyorkcityreit.com/nycr-listing. If you have questions about the mechanics of the listing or about managing stockholder’s accounts before and after the listing you can find many of the answers you need in the FAQ that was included with the invitation to this call and on the listing website. We also have team members with us today that can answer those questions.

We believe that the listing is an exciting step in the evolution of New York City REIT and we look forward to sharing this experience with you.

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